Exhibit 99.1

ImClone Systems

Incorporated

180 Varick Street
New York, NY 10014
Tel: (212) 645-1405
Fax: (212) 645-2054
www.imclone.com

ImClone Systems Incorporated

Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058

Stefania Bethlen

(646) 638-5058

IMCLONE SYSTEMS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

ERBITUX U.S. In-Market Sales Reach $138.0 Million for the Quarter

Diluted Earnings Per Share of $2.51

Release of Tax Valuation Allowance Results in Positive
Diluted Earnings Per Share Impact of $1.08

New York, NY – April 25, 2006 – ImClone Systems Incorporated (NASDAQ: IMCL) announced today its financial results for the quarter ended March 31, 2006.

Total revenues for the first quarter of 2006 were $245.1 million as compared with $85.8 million for the first quarter of 2005. First quarter revenues this year included a “catch-up” amortization effect of approximately $112.7 million associated with the $250 million milestone payment received on March 31, 2006 from our partner, Bristol-Myers Squibb. Revenues include four principal components:

•                  Royalty revenue of $60.3 million in the first quarter of 2006 compared with $36.4 million in the first quarter of 2005, an increase of 66%. Royalty revenue for the first quarter of 2006 includes $53.8 million, representing 39% of Bristol-Myers Squibb’s in-market ERBITUX net sales of $138.0 million, compared with first quarter 2005 in-market net sales of $87.1 million, an increase of 58%, and fourth quarter 2005 in-market sales of $121.2 million, an increase of 14%. These in-market sales, reflecting a drop-ship distribution methodology, represent ERBITUX shipments to end-user accounts only, with no wholesaler stocking;

•                  License fees and milestone revenue of $144.4 million in the first quarter of 2006 compared with $24.5 million in the first quarter of 2005. The increase is principally attributable to the above-mentioned “catch-up” amortization effect;

•                  Manufacturing revenue of $19.3 million in the first quarter of 2006 compared with $11.0 million in the first quarter of 2005. The year-to-year increase reflects a 33% increase in volume purchases by Bristol-Myers Squibb. Purchases by Bristol-Myers Squibb are timed at their discretion to accommodate forecasts and safety stock needs, and are not necessarily indicative of historical in-market sales or future sales expectations. Manufacturing revenue for the first quarter of 2006 also includes, for the first time, $2.7 million of commercial product sold to our partner, Merck KGaA; and

•                  Collaborative agreement revenue of $21.1 million in the first quarter of 2006 compared with $13.8 million in the first quarter of 2005. The year-to-year increase reflects reimbursement for higher purchases of clinical materials by Bristol-Myers Squibb and Merck KGaA and higher reimbursements for royalty payments.

Total operating expenses for the first quarter of 2006 were $101.5 million (including $1.9 million of stock option expenses as determined in accordance with FAS 123R), compared with $61.5 million in the first quarter of 2005. Operating expenses included:

•                  Research and development expenses for the first quarter of 2006 were $33.0 million (including $.5 million of FAS 123R stock option expenses), compared with $21.2 million in the first quarter of 2005. The year-to-year increase reflects expenses associated with higher shipments of clinical materials to our partners, higher utility costs and increased headcount, principally in product and process development;

•                  Clinical and regulatory expenses in the first quarter of 2006 were $15.1 million (including $.3 million of FAS 123R stock option expenses), compared with $9.4 million in the first quarter of 2005. The increase principally reflects higher clinical trial expenses associated with ERBITUX and the Company’s pipeline;

•                  Marketing, general and administrative expenses were $18.0 million in the first quarter of 2006 (including $1.1 million of FAS 123R stock option expenses), compared with $17.6 million in the first quarter of 2005;

•                  Royalty expenses were $20.1 million in the first quarter of 2006 compared with $12.6 million in the first quarter of 2005 as the result of higher ERBITUX sales. Approximately $8.6 million of the 2006 expenses are reimbursed as a component of Collaborative agreement revenue, resulting in net royalty expenses of $11.5 million for the first quarter of 2006 compared with $8.1 million in the first quarter of last year; and

•                  Cost of manufacturing revenue was $15.4 million in the first quarter of 2006 compared with $.7 million in the first quarter of last year. These costs represent fully absorbed manufacturing costs in 2006, as substantially all previously expensed material has been sold through to our partners.

The effective tax rate for the first quarter of 2006, and the estimate for the full year, is approximately 13%. In addition, in the first quarter of 2006, the Company released a portion of its deferred tax asset valuation allowance. The impact of the release resulted in a benefit to tax expense of approximately $99.5 million, which was recognized in the first quarter of 2006. The combination of both these items resulted in a net tax benefit, in the first quarter of 2006 of $80.3 million.

Net income for the first quarter of 2006 was $229.6 million compared with $28.8 million in the first quarter of last year. Diluted earnings per share were $2.51 in the first quarter of 2006 compared with $.33 in the first quarter of 2005. To provide investors with a clearer picture of the Company’s growth versus last year, a reconciliation of non-GAAP diluted earnings per share to diluted earnings per share prepared in accordance with GAAP is set forth below. Non-GAAP earnings per share, excluding the effects of the one-time tax benefit, were $1.43 in the first quarter of 2006.

(Diluted per share amounts)

(Unaudited)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
GAAP diluted earnings per share	$2.51	$.33
Release of valuation allowance	(1.08)	—
Non-GAAP diluted earnings per share	$1.43	n/a

The company believes that it is useful to present non-GAAP diluted earnings per share financial measures because it provides investors with a more complete understanding of the Company’s underlying operational results and trends. You should not consider non-GAAP diluted earnings per share financial measures in isolation or as substitute for such measures determined in accordance with U.S. GAAP, as set forth above. Our definition of adjusted earnings may differ from other such measures.

Conference Call

ImClone Systems will host a conference call with the financial community to discuss first quarter 2006 financial results today, Tuesday, April 25, 2006, at 11:00 AM Eastern Daylight Time.

The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com. A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company’s website starting shortly after the call on April 25, 2006.

Those parties interested in participating via telephone may join by dialing (888) 562-3356 domestically, or (973) 582-2700 for calls outside of Canada and the United States, and referencing conference identification number 7268694. A telephone replay of the conference call will be available shortly after the call until May 2, 2006 at midnight Eastern Daylight Time. To access the telephone replay, dial (877) 519-4471 domestically, or (973) 341-3080 for calls outside of Canada and the United States, and enter the conference identification number 7268694.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(see attached tables)

IMCLONE SYSTEMS INCORPORATED

Consolidated Condensed Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005

Revenues:
Royalty revenue	$60,270	$36,372
License fees and milestone revenue	144,403	24,534
Manufacturing revenue	19,349	11,019
Collaborative agreement revenue	21,109	13,846
Total revenues	245,131	85,771
Operating expenses:
Research and development	32,993	21,173
Clinical and regulatory	15,081	9,398
Marketing, general and administrative	18,001	17,623
Royalty expense	20,066	12,566
Cost of manufacturing revenue	15,402	743
Total operating expenses	101,543	61,503

Operating income	143,588	24,268

Other income, net	(5,702)	(4,932)

Income before income taxes	149,290	29,200
Income tax (benefit) provision	(80,301)	380

Net income	$229,591	$28,820

Income per common share:
Basic	$2.75	$0.35
Diluted	$2.51	$0.33
Shares used in calculation of income per share:
Basic	83,624	83,278
Diluted	91,817	92,648

IMCLONE SYSTEMS INCORPORATED

Consolidated Condensed Balance Sheets

(Unaudited)

(in thousands)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$275,861	$3,403
Securities available for sale	714,838	752,973
Inventories	75,072	81,394
Other current assets	89,761	71,348
Total current assets	1,155,532	909,118

Property, plant and equipment, net	419,970	406,595
Other assets	116,516	27,702
Total assets	$1,692,018	$1,343,415

Liabilities and Stockholders’ Equity
Current liabilities	$291,560	$242,119
Deferred revenue, long term	304,074	246,401
Long-term obligations	602,993	602,491
Total liabilities	1,198,627	1,091,011

Stockholders’ equity	493,391	252,404
Total liabilities and stockholders’ equity	$1,692,018	$1,343,415